CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS

Forecasts Improving Operating Performance for Second Half of 2017

WARRENVILLE, Ill., August 14, 2017 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the second quarter (“Q2 2017”) and six months ended June 30, 2017.
Corporate Initiatives, Progress to Date
As announced on July 5, 2017, working with a third-party consultant Fuel Tech has undertaken a strategic review of its operating model and organizational design which, in combination with ongoing and completed corporate initiatives, is expected to produce improved financial performance for the second half of 2017 (“2H 2017”) compared to the first six months of the year (“1H 2017”) while positioning the Company for growth and profitability in 2018. Included among these actions was the suspension of all operations associated with the pre-revenue development stage Fuel Conversion business segment, effective June 28, 2017. Accordingly, the financial results of Fuel Conversion have been presented as discontinued operations for all periods presented.
Results from continuing operations for Q2 2017 included total charges of $4.5 million ($4.0 million of which were non-cash), reflecting activities associated with the strategic operations review.

“The actions we have taken to date, while difficult, are allowing us to stabilize the business and create a foundation for improving operating results,” said Vincent J. Arnone, President and CEO of Fuel Tech. Mr. Arnone noted the following:

•	Fuel Tech has announced $22 million of new orders thus far in 2017, making it one of the most successful booking periods in the Company’s recent history;

•
capital projects backlog rose to $21.4 million at June 30, 2017, a $13.4 million increase from December 31, 2016; with our recent contract award announcements in July, our effective backlog today is in excess of $25 million;

•	Q2 2017 revenues rose by 15% sequentially from Q1 2017, reflecting the initial conversion of new Air Pollution Control (“APC”) orders announced thus far in 2017;

•	backlog-to-revenue conversion is expected to accelerate beginning in Q3 2017;

•	Q2 2017 Selling, General & Administrative (“S,G&A”) expenses, excluding $0.8 million in charges, declined to $5.1 million from $6.8 million in Q2 2016; and

•	approximately $19 million of costs (excluding charges) are expected to be removed over the three-year period ending December 31, 2017.
Outlook for 2H 2017
“Although challenges remain, both operationally and within our existing end markets, we are confident that our results in 2H 2017 will benefit from higher revenue, a continuing decline in corporate costs, and the elimination of losses associated with Fuel Conversion,” said Mr. Arnone.
Although there can be no assurances, based on the Company’s current operations and expectations, Fuel Tech management forecasts the following financial trends for 2H 2017:

•	an approximate 50% increase in revenues from the $18.2 million reported in 1H 2017

•	SG&A of between $10 and $11 million, as compared to $11.1 million in 1H 2017

•	a significantly narrowed operating loss when compared to an operating loss of $7.4 million in 1H 2017

•	target slightly positive Adjusted EBITDA, as compared to an Adjusted EBITDA loss of $4.1 million in 1H 2017

•	cash balances will remain stable to slightly higher from June 30, 2017
“We will also continue to invest in new technologies and pursue outside opportunities that we believe will help broaden our industry presence and address new markets that leverage our experience as a global provider of environmental solutions,” Mr. Arnone concluded.
Q2 2017 Results Overview
Consolidated revenues declined to $9.7 million from $15.2 million in Q2 2016, reflecting slower business activity within our APC and FUEL CHEM® business segments.
SG&A expenses declined 12.4% to $5.9 million from $6.8 million in Q2 2016, reflecting the impact of ongoing cost containment initiatives. Excluding $0.8 million of non-cash charges recorded in Q2 2017, SG&A was $5.1 million representing a 24.2% decline from Q2 2016.
Operating loss for Q2 2017 rose to $5.6 million from an operating loss of $1.5 million in Q2 2016. Operating loss in Q2 2017 included $4.5 million in charges (collectively, “the charges”) consisting of the following: $3.0 million non-cash building impairment charge; $0.8 million non-cash accelerated stock vesting charge; $0.4 million in accruals associated with foreign operations; $0.2 million of incremental inventory reserves; and $0.1 million in severance. Exclusive of the charges, operating loss for Q2 2017 was $1.1 million.
Net loss from continuing operations for Q2 2017 was $5.6 million, or $0.24 per share, compared to a net loss from continuing operations of $1.8 million, $0.08 per share, in Q2 2016; excluding the charges, net loss from continuing operations for Q2 2017 was $1.1 million, or $0.05 per share.
APC segment revenues in Q2 2017 declined by 45% to $5.5 million from $10.0 million in Q2 2016. Although the challenging operating environment for coal-fired utility and industrial plants remains, the pace of U.S. bookings increased considerably during the first six months of 2017 as compared to historical levels. APC gross margin was $1.4 million, or 26%, as compared to $2.9 million, or 28.7%, in Q2 2016.
FUEL CHEM segment revenues declined to $4.2 million during Q2 2017 from $5.1 million during Q2 2016, with gross margin of 52% as compared to 53% for the same period last year. This segment will likely continue to be affected by a reduction in electricity demand from coal-fired combustion units and low natural gas prices, which leads to fuel switching, unscheduled outages, and combustion units operating at less than capacity.
Research and development (“R&D”) expenses for Q2 2017 were 0.3 million, comparable with Q2 2016. R&D for the first half of 2017 was $0.6 million, down from $0.8 million in the comparable prior year period.
Adjusted EBITDA loss for Q2 2017 was $2.2 million as compared to an Adjusted EBITDA loss of $1.1 million for Q2 2016. Excluding the charges, Adjusted EBITDA loss for Q2 2017 was $1.2 million.
At June 30, 2017, cash and cash equivalents were $12.6 million, which included restricted cash of $6.0 million. The decline in cash from March 31, 2017 was due primarily to cash used in operations due to historically low backlog at December 31, 2016. Shareholders’ equity was $35.4 million, or $1.49 per share, and the Company had zero long-term debt.
Year-to-Date Results Overview
Consolidated revenues for the first six months of 2017 were $18.2 million as compared to $33.0 million in 2016, due primarily to the reasons cited above.
SG&A expenses for the six months ended June 30, 2017 and 2016 were $11.1 million and $13.9 million, respectively. On a total dollar basis, SG&A for the year-to-date period decreased by $2.8 million, or 20.1%, for the same reasons as Q2 2017. Excluding the charges, SG&A for the first half of 2017 was $10.3 million, or 56.4% of total revenues.

Operating loss was $7.4 million as compared to an operating loss of $3.4 million in 2016, and included the above-referenced charges. Absent the charges, operating loss for Q2 2017 was $2.9 million.
Net loss from continuing operations was $7.4 million, or $0.31 per share, compared to a net loss from continuing operations of $3.8 million, $0.16 per share, in the same period last year. Excluding the charges, net loss from continuing operations for the first half of 2017 was $2.9 million, or $0.12 per share.
Conference Call
Management will host a conference call on Tuesday, August 15, 2017 at 9:00 am ET to discuss the results and business activities. Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or
•(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx® Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA® process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction (SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” and subsequent filings under the Securities Exchange Act of 1934, as amended, which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$6,576	$11,826
Restricted cash	1,020	6,020
Marketable securities	11	9
Accounts receivable, net	18,969	18,790
Inventories, net	1,560	1,012
Prepaid expenses and other current assets	2,984	2,891
Income taxes receivable	65	87
Total current assets	31,185	40,635
Property and equipment, net	6,601	10,517
Goodwill	2,116	2,116
Other intangible assets, net	1,722	1,796
Restricted cash	5,000	—
Assets held for sale	1,839	2,058
Other assets	595	666
Total assets	$49,058	$57,788
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	4,737	6,303
Accrued liabilities:
Employee compensation	1,189	1,390
Other accrued liabilities	7,192	6,357
Total current liabilities	13,118	14,050
Other liabilities	512	346
Total liabilities	13,630	14,396
COMMITMENTS AND CONTINGENCIES (Note 10)
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 24,777,001 and 23,800,924 shares issued, and 24,132,910, and 23,446,035 shares outstanding, respectively	248	238
Additional paid-in capital	138,527	137,380
Accumulated deficit	(100,880)	(91,520)
Accumulated other comprehensive loss	(1,071)	(1,568)
Nil coupon perpetual loan notes	76	76
Treasury stock, 644,091 and 354,889 shares in 2017 and 2016, respectively, at cost	(1,472)	(1,214)
Total shareholders’ equity	35,428	43,392
Total liabilities and shareholders’ equity	$49,058	$57,788

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$9,741	$15,175	$18,232	$32,997
Costs and expenses:
Cost of sales	6,116	9,595	10,885	21,369
Selling, general and administrative	5,923	6,760	11,077	13,922
Restructuring charge	58	—	119	317
Research and development	280	295	564	766
Building impairment	2,965	—	2,965	—
	15,342	16,650	25,610	36,374
Operating loss	(5,601)	(1,475)	(7,378)	(3,377)
Interest income	3	6	6	16
Other expense	(2)	(221)	(4)	(484)
Loss from continuing operations before income taxes	(5,600)	(1,690)	(7,376)	(3,845)
Income tax benefit (expense)	15	(111)	15	94
Net loss from continuing operations	(5,585)	(1,801)	(7,361)	(3,751)
Loss from discontinued operations (net of income tax benefit of $0 in 2017 and 2016)	(1,269)	(827)	(1,999)	(1,514)
Net loss	$(6,854)	$(2,628)	$(9,360)	$(5,265)
Net loss per common share:
Basic
Continuing operations	$(0.24)	$(0.08)	$(0.31)	$(0.16)
Discontinued operations	$(0.05)	$(0.04)	$(0.08)	$(0.07)
Basic net loss per common share	$(0.29)	$(0.12)	$(0.39)	$(0.23)
Diluted
Continuing operations	$(0.24)	$(0.08)	$(0.31)	$(0.16)
Discontinued operations	$(0.05)	$(0.04)	$(0.08)	$(0.07)
Diluted net loss per common share	$(0.29)	$(0.12)	$(0.39)	$(0.23)
Weighted-average number of common shares outstanding:
Basic	23,738,000	23,381,000	23,606,000	23,283,000
Diluted	23,738,000	23,381,000	23,606,000	23,283,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(6,854)	$(2,628)	$(9,360)	$(5,265)
Other comprehensive income (loss):
Foreign currency translation adjustments	380	(111)	496	318
Unrealized gains (losses) from marketable securities, net of tax	—	(5)	1	(8)
Total other comprehensive income (loss)	380	(116)	497	310
Comprehensive loss	$(6,474)	$(2,744)	$(8,863)	$(4,955)

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net loss	$(9,360)	$(5,265)
Loss from discontinued operations	1,999	1,514
Net loss from continuing operations	(7,361)	(3,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	755	926
Amortization	109	560
Loss on disposal of equipment	114	26
Provision for doubtful accounts, net of recoveries	30	151
Excess and obsolete inventory reserve	228	—
Deferred income taxes	—	(10)
Building impairment	2,965	—
Stock-based compensation, net of forfeitures	1,156	1,041
Changes in operating assets and liabilities:
Accounts receivable	(110)	173
Inventories	(570)	149
Prepaid expenses, other current assets and other non-current assets	16	2,861
Accounts payable	(1,591)	(1,630)
Accrued liabilities and other non-current liabilities	323	(1,482)
Net cash used in operating activities - continuing operations	(3,936)	(986)
Net cash used in operating activities - discontinued operations	(1,316)	(1,213)
Net cash used in operating activities	(5,252)	(2,199)
Investing Activities
Purchases of equipment and patents	(233)	(302)
Proceeds from the sale of equipment	1	1
Net cash used in investing activities	(232)	(301)
Financing Activities
Change in restricted cash	—	(7,020)
Taxes paid on behalf of equity award participants	(258)	(172)
Net cash used in financing activities	(258)	(7,192)
Effect of exchange rate fluctuations on cash	492	434
Net decrease in cash and cash equivalents	(5,250)	(9,258)
Cash and cash equivalents at beginning of period	11,826	21,684
Cash and cash equivalents at end of period	$6,576	$12,426

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Three months ended June 30, 2017	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$5,545	$4,196	$—	$9,741
Cost of sales	(4,103)	(2,013)	—	(6,116)
Gross margin	1,442	2,183	—	3,625
Selling, general and administrative	—	—	(5,923)	(5,923)
Restructuring charge	(58)	—	—	(58)
Research and development	—	—	(280)	(280)
Building Impairment	—	—	(2,965)	(2,965)
Operating income (loss)	$1,384	$2,183	$(9,168)	$(5,601)

Three months ended June 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$10,031	$5,144	$—	$15,175
Cost of sales	(7,152)	(2,443)	—	(9,595)
Gross margin	2,879	2,701	—	5,580
Selling, general and administrative	—	—	(6,760)	(6,760)
Restructuring charge	—	—	—	—
Research and development	—	—	(295)	(295)
Operating income (loss)	$2,879	$2,701	$(7,055)	$(1,475)

Six months ended June 30, 2017	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Net Sales from external customers	$9,547	$8,685	$—	$18,232
Cost of sales	(6,603)	(4,282)	—	(10,885)
Gross margin	2,944	4,403	—	7,347
Selling, general and administrative	—	—	(11,077)	(11,077)
Restructuring charge	(58)	(61)	—	(119)
Research and development	—	—	(564)	(564)
Building Impairment	—	—	(2,965)	(2,965)
Operating income (loss)	$2,886	$4,342	$(14,606)	$(7,378)

Six months ended June 30, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Net Sales from external customers	$23,021	$9,976	$—	$32,997
Cost of sales	(16,471)	(4,898)	—	(21,369)
Gross margin	6,550	5,078	—	11,628
Selling, general and administrative	—	—	(13,922)	(13,922)
Restructuring charge	(164)	(153)	—	(317)
Research and development	—	—	(766)	(766)
Operating income (loss)	$6,386	$4,925	$(14,688)	$(3,377)

Note: Fuel Tech is an integrated company that segregates its financial results into three reportable segments. The Air Pollution Control technology segment includes technologies to reduce NOx emissions in flue gas from boilers, incinerators, furnaces and other stationary combustion sources. The FUEL CHEM®technology segment, which uses chemical processes in combination with advanced CFD and CKM boiler modeling, for the control of slagging, fouling, corrosion, opacity and other sulfur trioxide-related issues in furnaces and boilers through the addition of chemicals into the furnace using TIFI®Targeted In-Furnace Injection™ technology. The Fuel Conversion segment represents CARBONITE® fuel conversion process and technology, which can convert coals of various grades into value-added products that are high in energy content, carbon-rich and less pollutive. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
United States	$5,915	$12,255	$12,649	$26,685
Foreign	3,826	2,920	5,583	6,312
	$9,741	$15,175	$18,232	$32,997

	June 30, 2017	December 31, 2016
Assets:
United States	$29,619	$37,684
Foreign	19,439	20,104
	$49,058	$57,788

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(6,854)	$(2,628)	$(9,360)	$(5,265)
Interest income	3	—	—	—
Income tax benefit	(15)	111	(15)	(94)
Depreciation expense	350	440	755	926
Amortization expense	205	427	410	861
EBITDA	(6,311)	(1,650)	(8,210)	(3,572)
Stock compensation expense	1,166	580	1,156	1,041
Building impairment	2,965	—	2,965	—
ADJUSTED EBITDA	(2,180)	(1,070)	(4,089)	(2,531)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.